Exhibit 10.1
TEKELEC
2008 Executive Officer Bonus Plan
     Tekelec (“Tekelec” or the “Company”) believes that a portion of each executive officer’s annual compensation should be directly related to the Company’s financial performance and such officer’s achievement of individual objectives. The 2008 Officer Bonus Plan (“2008 Bonus Plan” or the “Plan”) is designed to motivate Tekelec’s executive officers and to reward them for their continuing contributions to the Company’s business if, in 2008, the Company achieves certain financial results and such officers achieve their individual business or strategic objectives. The Company believes that the achievement of these results and objectives is essential for the Company’s success. The effective date of the 2008 Bonus Plan is March 19, 2008 (the “Effective Date”).
2008 Bonus Plan
Each Eligible Officer (as defined below), by virtue of his or her continuing employment with Tekelec, will be eligible to receive each of the following:
(i)	2008 1H Bonus: a bonus based on the Company’s financial performance as measured by the degree to which the Company achieves the following pre-set, Board of Directors (“Board”) approved,[1] financial targets for the first six months of 2008: (i) Adjusted Operating Income before Bonus, (ii) revenue, and (iii) orders;

(ii)	2008 2H Bonus: a bonus based on the Company’s financial performance as measured by the degree to which the Company achieves the following pre-set, Board-approved financial targets for the second six months of 2008: (i) Adjusted Operating Income before Bonus, (ii) revenue, and (iii) orders;

(iii)	2008 1H MBO Bonus: a bonus based on his/her achievement in the first half of 2008 of individual, business or strategic objectives approved by the Board; and

(iv)	2008 2H MBO Bonus: a bonus based on his/her achievement in the second half of 2008 of individual, business or strategic objectives approved by the Board.
The 2008 1H Bonus and the 2008 2H Bonus are sometimes referred to herein individually as a “Company Bonus” and collectively as “Company Bonuses”. The 2008 1H MBO Bonus and the 2008 2H MBO Bonus are sometimes referred to herein individually as an “MBO Bonus” and collectively as “MBO Bonuses”. For purposes of this Plan, “semi-annual period” means the period encompassing the Company’s first and second quarters — that is the period from January 1, 2008 through June 27, 2008 (the “First Semi-Annual Period”) — and the period encompassing the Company’s third and fourth quarters — that is the period from June 28, 2008 through December 31, 2008 (the “Second Semi-Annual Period”).
     The Company Bonuses and the MBO Bonuses payable to an Eligible Officer will be calculated as a percentage of such Officer’s annual base salary of record in effect at the end of the semi-annual period for which the bonuses are payable (the “Salary”). If an Eligible Officer is on a leave of absence in excess of 30 days during a semi-annual period, the Eligible Officer’s Salary will be calculated based on the Eligible Officer’s annualized actual earnings for such semi-annual period. In determining an Eligible Officer’s annual base salary of record or actual earnings, certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under the 2007 Officer Bonus Plan or this

[1]	This and further references to Board action or approval shall be interpreted as a duly adopted Board resolution following consideration and a recommendation by the Compensation Committee of the Board, if the Board accepts such recommendation, or alternatively by a duly adopted resolution of the Board based on a vote by the independent members of the Board as defined by NASDAQ rules.

1 of 5

Plan, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, vacation cash outs, on call pay, and similar payments) shall be excluded.
     If an executive officer commences his/her employment as an Eligible Officer in the first or third calendar quarter of 2008, then for purposes of determining the amount payable as a Company Bonus or an MBO Bonus for the semi-annual period in which his/her employment commences, an Officer’s annual base salary will be prorated based on the ratio of (i) the number of days that an executive officer serves as an Eligible Officer during the semi-annual period to (ii) 180 (such ratio shall not be greater than one). An executive officer who commences his/her employment during the second or fourth calendar quarter of 2008 will not be eligible to receive either a Company Bonus or an MBO Bonus for the semi-annual period in which his/her employment commences.
Eligible Officers
The following executive officers have been designated by the Board as “Eligible Officers” for purposes of the 2008 Bonus Plan and will be eligible to participate in the 2008 Bonus Plan (all titles are positions with Tekelec unless otherwise specified):
Eligible Officers List
Chief Executive Officer & President
Executive Vice President & Chief Financial Officer
Executive Vice President, Global Product Solutions
Senior Vice President, Corporate Affairs & General Counsel
Chief Strategy & Corporate Development Officer
Senior Vice President, Global Operations & Service
Vice President, Corporate Controller & Chief Accounting Officer
Vice President, Information Technology & Chief Information Officer
A person appointed as an Executive Officer of the Company after the Effective Date shall be eligible to participate in the 2008 Bonus Plan if he/she is expressly designated by the Board as an Eligible Officer under the 2008 Bonus Plan; provided, however, that notwithstanding anything to the contrary in this Plan, an executive officer who commences his/her employment during the second or fourth calendar quarter of 2008 will not be eligible to receive either a Company Bonus or an MBO Bonus for the semi-annual period in which his/her employment commences.
An Eligible Officer whose title changes after the Effective Date shall be entitled to participate in the 2008 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the 2008 Bonus Plan are changed pursuant to a duly adopted resolution of the Board; (ii) the Board amends this Plan to add the new title as an Eligible Officer in the Eligible Officer table above in which case such Officer shall participate at the bonus participation level corresponding to such new title; or (iii) as a result of the change in title, such individual is no longer an Eligible Officer.
In order to earn and be eligible to receive bonuses payable under the 2008 Bonus Plan, an Eligible Officer must be actively employed by Tekelec or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived by the Board. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2008 will, for purposes of determining eligibility under the 2008 Bonus Plan, be treated as being employed by the Company during such leave of absence provided, however, that an Eligible Officer who is on an approved leave of absence from the Company on the date on which Company Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Company Bonus to which he/she is otherwise entitled within 30 days following his/her return to active

2 of 5

status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the Company Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive a Company Bonus.
Company Bonuses
The Company’s consolidated operating income from continuing operations before bonus (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar non-GAAP charges or income, “Adjusted Operating Income before Bonus”), revenue and orders will be the financial measures for calculating the amount of Company Bonuses under the 2008 Bonus Plan.
All payouts under the 2008 Bonus Plan are contingent upon the company performing at or above a threshold level of the Adjusted Operating Income before Bonus target established by the Board (“OI Target”) for each Company bonus determination. The threshold level is 80% of the OI Target for such semi-annual period, and thus for performance below 80% of the OI Target, there is no funding of a pool for payouts of a bonus. The Board will also establish semi-annual performance targets for Orders and Revenue (“Orders Target” and “Revenue Target”, respectively, and together with the OI Target or individually, “Targets”).
Upon Tekelec’s achievement of 80% of the Operating Income Target, the 2008 1H Bonus and 2008 2H bonus will each be calculated as the sum of the result of the following computation applied to each of the Targets:
•	For that portion of the Performance Relative to Target equal to or greater than 80% but less than or equal to 100%, the product of A (x) B (x) C (x) T, where “A” is the Eligible Officer’s Salary, “B” is the Payout Percentage corresponding to the Performance Relative to Target in the Payout Percentage Table, below, “C” is the 2008 1H Bonus Percentage or 2008 2H Bonus Percentage, as applicable, in the Bonus Participation Table below, and “T” is the Target Weighting corresponding to the Target, and the performance against such Target, in the Target Weighting Table below, plus

•	For that portion of the Performance Relative to Target above 100% for the OI Target or the Orders Target, the product of A (x) B (x) C (x) T, as each is defined above.
Payout Percentage Table

Performance Relative to Target
(OI, Orders, and Revenue)	Payout Percentage
<80%	0%
80%	50%
90%	75%
100%	100%

Performance Relative to Target
(OI and Orders)	Additional Payout Percentage
110%	20%
120%	40%
130%	60%
140%	80%
≥150%	100%

3 of 5

The Payout Percentages in the above table increase in a linear manner between each performance level relative to each target.
Target Weighting Table

	Target Weighting for Performance	Target Weighting for Performance
Target	≥ 80% ≤ 100%	>100%
OI	50%	75%
Orders	25%	25%
Revenue	25%	0%
MBO Bonuses
Upon achievement of 80% of the Operating Income Target, the 2008 1H MBO Bonus and 2008 2H MBO Bonus will each be calculated as the sum of the result of the following computation applied to each of the Targets:
•	For that portion of the Performance Relative to Target equal to or greater than 80% but less than or equal to 100%, the product of A (x) B (x) C (x) D (x) T, where “A” is the Eligible Officer’s Salary, “B” is the Payout Percentage corresponding to the Performance Relative to Target in the Payout Percentage Table above, “C” is the 2008 1H MBO Bonus Percentage or 2008 2H MBO Bonus Percentage, as applicable, in the Bonus Participation Table below, “D” is the Individual Performance Factor as recommended by the CEO to, and upon approval of the Board, and “T” is the Target Weighting corresponding to the Target, and the performance against such Target, in the Target Weighting Table above, plus

•	For that portion of the Performance Relative to Target above 100% for the OI Target or the Orders Target, the product of A (x) B (x) C (x) D (x) T, as each is defined above.
The Individual Performance Factor represents a performance percentage reflecting the employee’s performance against their goals and objectives (“Individual Performance Factor”). The Individual Performance Factor can vary from 0% to 200%; however, the sum of all the Employee Individual Performance Payouts (Eligible Officers and all other Company employees) cannot exceed the sum of the MBO Bonus for all employees and Eligible Officers calculated at an Individual Performance Factor of 100%.
Except as otherwise provided herein, a Company Bonus and MBO Bonus for each semi-annual period will be payable in one lump sum (subject to applicable withholding taxes and other deductions) within 30 days after all the Company’s consolidated financial results covering a semi-annual period are filed with the Securities and Exchange Commission. An Eligible Officer who is on an approved leave of absence from the Company on the date on which Company Bonuses are paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Company Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the Company Bonuses are paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive a Company Bonus.

4 of 5

Bonus Participation Levels
For purposes of determining an Eligible Officer’s Company Bonus or MBO Bonus under the 2008 Bonus Plan, the 2008 Bonus Opportunity, 2008 1H and 2H Bonus Percentages, and 2008 1H and 2H MBO Bonus Percentages for each of the Eligible Officers identified below shall be as follows:
Bonus Participation Table

			2008		2008
		2008	1H MBO	2008	2H MBO
	2008 Bonus	1H Bonus	Bonus	2H Bonus	Bonus
Title	Opportunity	Percentage	Percentage	Percentage	Percentage
Chief Executive Officer & President	120%	38.4%	9.6%	57.6%	14.4%
Executive Vice President & Chief Financial Officer	90	28.8	7.2	43.2	10.8
Executive Vice President, Global Product Solutions	90	28.8	7.2	43.2	10.8
Senior Vice President & General Counsel	70	22.4	5.6	33.6	8.4
Chief Strategy & Corporate Development Officer	65	20.8	5.2	31.2	7.8
Senior Vice President, Global Operations & Service	60	19.2	4.8	28.8	7.2
Vice President, Corporate Controller & Chief Accounting Officer	50	16.0	4.0	24.0	6.0
Vice President, Information Technology & Chief Information Officer	40	12.8	3.2	19.2	4.8
Discretionary Bonuses
In addition to bonuses payable under the 2008 Bonus Plan, discretionary bonuses may also be paid by the Company, but only upon the express approval of the Board in its sole discretion.
Amendment, Termination, and Administration
The Board reserves the right to amend, modify or terminate the Plan, or any payment owed thereunder, at any time without prior notice to participants in its sole discretion; provided, that the Company may not amend, modify or terminate the Plan or such payments once they become Vested to an eligible employee. A payment becomes “Vested” upon the filing of the Company’s financial statements with the Securities and Exchange Commission covering the semi-annual period for which such bonus amount is earned under the terms of the Plan. The Plan shall be administered by the Board, and the Board shall have the authority to interpret the Plan with such interpretation being binding and final. The Plan shall be governed by the laws of North Carolina.
* * * *

5 of 5